UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) September 27, 2018

WALKER INNOVATION INC.

(Exact name of registrant as specified in charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two High Ridge Park

Stamford, CT                                           06905

(Address Of Principal Executive Offices) (Zip Code)

(203) 263-9362

(Registrant’s Telephone Number, Including Area Code)

_____________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Item 8.01	Other Events.

As previously reported, on September 7, 2018, the Board of Directors of Walker Innovation Inc. (the “Company”) filed a certificate of dissolution with the Secretary of State of the State of Delaware, which filing became effective on September 20, 2018. On September 27, 2018, the Company completed its initial liquidating distribution in the amount of $0.48 per share to each holder of its common stock and Series B Convertible Preferred Stock, or approximately $16.8 million in the aggregate. Also on September 28, 2018, the Company completed the sale of four vending patents for $55,000, which disposal followed the transfer of six gaming patents from the Company’s remaining portfolio. As part of the dissolution process, the Company will continue to try to sell additional patents and is in discussions with a potential purchaser of certain additional patents, although the net proceeds of any such disposals are not expected to materially alter future liquidating distributions, if any.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2018

WALKER INNOVATION INC.

By:	/s/ Jonathan Siegel
Name:	Jonathan Siegel
Title:	CEO